Exhibit 99.1

GENTEX REPORTS FOURTH QUARTER AND YEAR END 2025 FINANCIAL RESULTS

Zeeland, Michigan, January 30, 2026 - Gentex Corporation (NASDAQ: GNTX), a leading supplier of digital vision, connected car, dimmable glass, fire protection technologies, medical devices, and consumer electronics, today reported financial results for the fourth quarter and calendar year ended December 31, 2025.
Fourth Quarter and Calendar Year 2025 Highlights:
•Fourth Quarter 2025
◦Net Sales: Consolidated $644.4 million; Core Gentex (ex-VOXX) $541.0 million
◦Gross Margin: Consolidated 34.8%; Core Gentex (ex-VOXX) 35.5%
◦Income from Operations: Consolidated $120.1 million
◦Net Income attributable to Gentex: Consolidated $93.0 million
◦Consolidated earnings per diluted share attributable to Gentex: $0.43
•Calendar Year 2025
◦Net Sales: Consolidated $2.53 billion; Core Gentex (ex- VOXX) $2.27 billion
◦Gross Margin: Consolidated 34.2%; Core Gentex (ex-VOXX) 34.7%
◦Income from Operations: Consolidated $473.9 million
◦Net income attributable to Gentex: Consolidated $384.8 million
◦Earnings per diluted share attributable to Gentex: Consolidated $1.74
◦Capital returned to shareholders: $425.9 million (35% increase vs. 2024)
▪$319.0 million in share repurchases (13.6 million shares)
•$106.9 million in dividends
Fourth Quarter 2025
For the fourth quarter of 2025, the Company reported consolidated net sales of $644.4 million, an increase of 19% compared to net sales of $541.6 million for the fourth quarter of 2024. VOXX contributed $103.4 million of revenue during the fourth quarter, and core Gentex revenue was $541.0 million, approximately flat compared with revenue in the fourth quarter of 2024 (which also excluded VOXX), despite a 2% decline in light vehicle production quarter-over-quarter in the Company's primary markets of North America, Europe, and Japan/Korea. “While core Gentex revenue was essentially flat compared to the fourth quarter of last year, our performance within our primary markets was notably stronger. Revenue in these regions grew approximately 3% quarter‑over‑quarter, compared to a 2% decline in light‑vehicle production, representing a five‑point outperformance relative to the underlying market. Sales into China totaled approximately $34.5 million for the quarter despite the impact from tariffs and counter-tariffs

Exhibit 99.1
that have impacted our exports into the China market. In addition, VOXX delivered over $100 million in revenue in large part due to seasonal sales that contributed significantly to our strong revenue performance during the quarter.” said Steve Downing, President and CEO of Gentex Corporation.
The consolidated gross margin in the fourth quarter of 2025 was 34.8%, compared with a gross margin of 32.5% in the fourth quarter of 2024, which did not include VOXX. The core Gentex gross margin was 35.5% in the fourth quarter of 2025, representing a 300 basis-point increase compared to the fourth quarter of 2024. The increase in gross margin in the fourth quarter of 2025 resulted primarily from favorable product mix, continuing operational efficiencies, and purchasing cost reductions, partially offset by tariff-related costs. “In the fourth quarter, core Gentex gross margin improved by 300 basis points versus the prior year, ending at 35.5% for the quarter, and representing the highest gross margin achieved by the Company in a quarter since the first half of 2021,” said Downing. “The steady improvement in gross margin reflects the Company’s disciplined focus on cost control, productivity, and execution. Over the last couple of years, we established and announced a target of getting back to the 35 - 36% gross margin range and the team has accomplished this goal through unbelievable grit and determination, despite external headwinds. It is also important to note that the gross margin improvement was partially offset by incremental tariff‑related costs, which reduced gross margin by approximately 150 basis points (net of recoveries) compared to the fourth quarter of 2024,” said Downing.
Consolidated operating expenses during the fourth quarter of 2025 were $104.4 million, compared to operating expenses of $86.5 million in the fourth quarter of 2024, which did not include VOXX. The increase was primarily due to the VOXX acquisition, which accounted for $24.6 million of the increase. Core Gentex operating expenses (excluding VOXX) were $79.8 million in the fourth quarter of 2025, compared to $86.5 million during the fourth quarter of 2024. The fourth quarter of 2024 included impairment charges of $8.9 million related to goodwill and certain intangible assets, which did not repeat in 2025. During the fourth quarter of 2025, core Gentex operating expenses included $0.8 million in Gentex-specific severance expenses. "In addition to the progress we have made in improving gross margins, the Company has also taken deliberate steps to improve our operating cost structure. Over the past several quarters, we have implemented early‑retirement programs aimed at decreasing headcount and reduced third-party spend to lower ongoing operating expenses, while maintaining the organizational capacity needed to advance our key technology and product initiatives. These actions position Gentex to continue investing in the innovations that are necessary to support our long‑term growth trajectory,” said Gentex COO and CTO, Neil Boehm.
Consolidated income from operations for the fourth quarter of 2025 was $120.1 million, compared to income from operations of $89.8 million for the fourth quarter of 2024, which did not include VOXX. Core Gentex income

Exhibit 99.1
from operations (excluding VOXX) was $112.5 million in the fourth quarter of 2025, representing a 25.3% increase versus the fourth quarter of 2024.
Total other loss was $8.7 million during the fourth quarter of 2025, compared to other income of $8.0 million in the fourth quarter of 2024. During the fourth quarter of 2025, this other loss included an impairment loss related to certain investments and adjustments to credit loss reserves against select loans receivable. In comparison, the fourth quarter of 2024 included a gain resulting from the fair value adjustment of the Company's original investment in VOXX.
During the fourth quarter of 2025, the Company had an effective tax rate of 16.3%, compared to an effective tax rate of 10.3% in the fourth quarter of 2024. The increase was driven by lower tax benefits related to stock-based compensation compared to the fourth quarter of 2024, as well as a reduced benefit from the Foreign-Derived Intangible Income ("FDII") deduction.
In the fourth quarter of 2025, consolidated net income attributable to Gentex was $93.0 million, compared to $87.7 million in the fourth quarter of 2024. Consolidated net income attributable to core Gentex (excluding VOXX) was $86.5 million.
Earnings per diluted share attributable to Gentex in the fourth quarter of 2025 were $0.43, compared with earnings per diluted share attributable to Gentex of $0.39 in the fourth quarter of 2024, which did not include VOXX.
Calendar Year 2025
For calendar year 2025, the Company’s consolidated net sales were $2.53 billion, an increase of 10% compared to net sales of $2.31 billion in calendar year 2024. The Company completed its acquisition of VOXX on April 1, 2025 and included VOXX's results in the Company's financial statements beginning at the start of the second quarter of calendar year 2025. Core Gentex sales were $2.27 billion for calendar year 2025, a 2% decline versus calendar year 2024, primarily driven by tariff and counter-tariff actions and the resulting reduction in demand for exports of the Company's products into the China market. In the Company's primary regions — North America, Europe, and Japan/Korea — revenues increased approximately 1% year-over-year for calendar year 2025, despite a 1% decline in light‑vehicle production in those same markets compared to 2024.
For calendar year 2025, the consolidated gross margin was 34.2%, compared to a gross margin of 33.3% for calendar year 2024, which did not include VOXX. The core Gentex gross margin was 34.7%, representing a 140 basis-point increase compared to calendar year 2024. Gross margin improvements were primarily the result of purchasing cost reductions, continuing operational efficiencies, and favorable product mix, which were partially offset by tariff related costs that were not reimbursed during the year. "The gross margin expansion during calendar year 2025 was exceptional performance for the Company, especially when considering that the 140 basis-point gain

Exhibit 99.1
was achieved despite lower sales on a year-over-year basis and new tariff-related headwinds that were not fully offset during the year," concluded Downing.
For calendar year 2025, consolidated operating expenses increased 26% to $392.8 million, compared to $311.4 million for calendar year 2024, which did not include VOXX. VOXX accounted for $74.3 million of the year-over-year change. Core Gentex operating expenses were $318.5 million, for calendar year 2025 in comparison to the $311.4 million in 2024. Calendar year 2025 operating expenses included $10.4 million in Gentex-specific severance expenses.
Total other loss was $12.9 million during calendar year 2025, compared to other income of $12.5 million in calendar year 2024.
For calendar year 2025, the Company's effective tax rate was 16.6%, compared to an effective tax rate of 14.3% for calendar year 2024. The rate increase was driven by reduced tax benefits related to stock-based compensation compared to calendar year 2024, as well as a lower benefit from the FDII deduction.
Consolidated net income attributable to Gentex for calendar year 2025 was $384.8 million, compared to net income attributable to Gentex of $404.5 million in calendar year 2024, which did not include VOXX.
Earnings per diluted share attributable to Gentex for calendar year 2025 were $1.74, compared to earnings per diluted share of $1.76 in calendar year 2024, which did not include VOXX.

Revenue by Category
Gentex Automotive
Gentex Automotive net sales during the fourth quarter of 2025 were $527.6 million, down less than 1% versus $531.3 million in the fourth quarter of 2024, compared with a quarter-over-quarter decline in auto-dimming mirror shipments of 3%. For calendar year 2025, Gentex Automotive net sales were $2.22 billion, also slightly down compared to $2.26 billion in 2024, compared with a year-over-year decline in auto-dimming mirror shipments of 6%.
Other net sales in the fourth quarter of 2025, which includes dimmable aircraft windows, fire protection products, medical products, and biometric products were $13.3 million, compared to Other net sales of $10.3 million in the fourth quarter of 2024. Other net sales for calendar year 2025 were $51.1 million, compared to Other net sales of $48.6 million in calendar year 2024.
VOXX
VOXX net sales contributed $103.4 million during the fourth quarter of 2025 and $267.2 million for calendar year 2025. The fourth quarter reflected a seasonal and sequential increase consistent with holiday‑period demand.

Exhibit 99.1
Post‑acquisition integration remains on track, with the Company aligning product strategies, furthering customer engagement, and pursuing operational synergies across the combined businesses.
Share Repurchases
The Company repurchased 3.8 million shares of its common stock during the fourth quarter of 2025, at an average price of $23.43 per share. For the year ended December 31, 2025, the Company repurchased 13.6 million shares of its common stock at an average price of $23.48 per share, for a total of $319.0 million. As of December 31, 2025, the Company has 35.9 million shares remaining available for repurchase pursuant to its previously announced share repurchase plan. The Company intends to continue to repurchase additional shares of its common stock in the future in support of the previously disclosed capital allocation strategy, but share repurchases may vary from time to time and will take into account macroeconomic issues, market trends, and other factors that the Company deems appropriate.
Future Estimates
The Company’s 2026 and 2027 light‑vehicle production assumptions reflect the S&P Global Mobility mid‑January 2026 forecast for North America, Europe, Japan/Korea, and China (see table below). Based on the S&P Global Mobility forecast, market conditions in our primary markets, the continued impacts on the China market from tariffs, and the expected incremental sales contribution from the VOXX acquisition, the Company is providing detailed annual guidance for 2026 and revenue guidance for 2027:

Light Vehicle Production (per S&P Global Mobility mid-January light vehicle production forecast)
(in Millions)
Region	Calendar Year 2027	Calendar Year 2026	Calendar Year 2025	2027 vs. 2026 % Change	2026 vs. 2025 % Change
North America	15.5	15.0	15.3	3%	(2)%
Europe	17.2	16.9	17.0	2%	(1)%
Japan and Korea	11.6	11.9	12.1	(3)%	(2)%
China	32.8	32.7	33.1	—%	(1)%
Total Light Vehicle Production	77.1	76.5	77.5	1%	(1)%

2026 Consolidated Guidance
Revenue	$2.60 - $2.70 Billion
Gross Margin	34% - 35%
Operating Expenses (E,R&D and S,G&A)	$410 - $420 million
Estimated Annual Tax Rate	16% - 18%
Capital Expenditures	$125 - $140 million
Depreciation & Amortization	$100 - $110 million

Exhibit 99.1
     Additionally, based on the mid‑January 2026 S&P Global Mobility light‑vehicle production outlook and the Company’s estimates for premium audio, aerospace, medical, fire protection, and consumer electronic products, the Company currently expects calendar‑year 2027 revenue between $2.75 and $2.85 billion.
“We came into 2025 with a focus on growth and improving profitability and hoping for a stable end market. Instead, we were confronted with a dynamic marketplace including headwinds created by the volatility of tariffs, counter-tariffs, weakening production in our primary markets, and cost inflation. Despite these challenges, our team delivered impressive results. In April of 2025, we completed the VOXX acquisition and have addressed most of the integration challenges. We are also well on our way of accomplishing our planned cost improvement initiatives that we believe will ultimately yield approximately $40 million per year in positive cash flow. In our core business, our teams reduced costs, improved efficiency, and expanded profitability, resulting in gross margins at the highest level in several years, accomplishing our stated goal of returning to 35 - 36% gross margin levels. This year our sales teams were able to offset a 29% year-over-year sales decline in China through increased sales in our primary markets that out-performed the market by 3% despite the turbulence in those markets. These results reinforce my confidence in our team’s ability to persevere through unforeseen and volatile circumstances and to adjust rapidly to changing business conditions and environments. The market conditions in 2025 remind us of one key takeaway: growth must come from innovation. The team is answering that challenge with focus and determination. Despite the market conditions and the focus on cost alignment, the team has continued to launch and develop our next wave of products that include new driver‑monitoring systems (DMS), our next generation of full display mirrors (FDM), large-area devices, our first production award for dimmable visors, and a whole new product line-up within the premium audio group that won numerous awards at the Consumer Electronics Show ("CES"). Our strategy is to continue to leverage our core competencies to drive above‑market growth through existing and new technologies,” concluded Downing.
Safe Harbor for Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “hope,” “intend,” "likely", “may,” “opinion,” “optimistic,” “plan,” “poised,” “predict,” “project,” “should,” “strategy,” “target,” “will,” "work to," and variations of such words and similar expressions. Such statements are subject to risks and

Exhibit 99.1
uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions, including the impact of inflation; changes in consumer and customer preferences for our products (such as cameras replacing mirrors and/or autonomous driving); our ability to be awarded new business; continued uncertainty in pricing negotiations with customers and suppliers; loss of business from increased competition; changes in strategic relationships; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules (including the impact of customer employee strikes); changes in product mix; raw material and other supply shortages; labor shortages, supply chain constraints and disruptions; our dependence on information systems; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration and/or ability to maximize the value of any new or acquired technologies and businesses; changes in regulatory conditions; increased competition, seasonal consumer shopping patterns, and changes in the retail industry for products such as consumer electronics, warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; changes in tax laws; import and export duty and tariff rates in or with the countries with which we conduct business; negative impact of any governmental investigations and associated litigation, including securities litigation relating to the conduct of our business; and force majeure events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made.
The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC, which risks and uncertainties include tariffs and supply chain constraints that have affected, are affecting, and will continue to affect, general economic and industry conditions, customers, suppliers, and the regulatory environment in which the Company operates. Includes content supplied by S&P Global Mobility Light Vehicle Production Forecast of January 14, 2026 (http://www.gentex.com/forecast-disclaimer).
Fourth Quarter Conference Call
    A conference call related to this news release will be simulcast live on the Internet beginning at 9:30 a.m. ET today, January 30, 2026. Participants who wish to ask questions may register for the call at https://register-conf.media-server.com/register/BI3d3ee7554e8c40faa134b994937949db to receive the dial-in numbers and unique PIN to access the call seamlessly. It is recommended that participants join 10 minutes prior to the event start,

Exhibit 99.1
although they may register ahead of the call and dial in at any time during the call. Participants may listen to the call via audio streaming at https://edge.media-server.com/mmc/p/kz9zbxco. A webcast replay will be available approximately 24 hours after the conclusion of the call at https://ir.gentex.com/events-and-presentations/upcoming-past-events.
About the Company
    Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a leading supplier of digital vision, connected car, dimmable glass, fire protection technologies, medical devices, and consumer electronics. Visit the Company’s web site at www.gentex.com.

Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
616.931.3505

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended December 31,			Twelve Months ended December 31,
	2025	2024	% Change	2025	2024	% Change
North American Interior Mirrors	1,971	2,004	(2)%	8,726	8,903	(2)%
North American Exterior Mirrors	1,400	1,434	(2)%	5,840	6,292	(7)%
Total North American Mirror Units	3,371	3,438	(2)%	14,566	15,195	(4)%
International Interior Mirrors	4,533	4,683	(3)%	19,882	20,996	(5)%
International Exterior Mirrors	2,558	2,656	(4)%	10,378	11,464	(9)%
Total International Mirror Units	7,091	7,339	(3)%	30,259	32,460	(7)%
Total Interior Mirrors	6,504	6,688	(3)%	28,608	29,899	(4)%
Total Exterior Mirrors	3,958	4,090	(3)%	16,217	17,755	(9)%
Total Auto-Dimming Mirror Units	10,462	10,777	(3)%	44,825	47,654	(6)%
Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1

			GENTEX CORPORATION AND SUBSIDIARIES
			CONDENSED CONSOLIDATED STATEMENTS OF INCOME
	(Unaudited)		(Unaudited)
	Three Months Ended December 31, 2025		Three Months Ended December 31, 2025 and 2024
	Supplemental Information		Consolidated
	Gentex	VOXX	2025	2024
Net Sales	$540,956,599	$103,445,011	$644,401,610	$541,637,568

Cost of Goods Sold	348,685,192	71,198,705	419,883,897	365,411,929
Gross Profit	192,271,407	32,246,306	224,517,713	176,225,639

Engineering, Research & Development	47,183,757	6,045,651	53,229,408	47,063,273
Selling, General & Administrative	31,807,972	17,925,458	49,733,430	30,529,575
Severance Expense	828,770	624,530	1,453,300	—
Impairment Charges	—	—	—	8,864,704
Operating Expenses	79,820,499	24,595,639	104,416,138	86,457,552

Income from Operations	112,450,908	7,650,667	120,101,575	89,768,087

Other (Loss)/Income	(6,279,453)	(2,428,136)	(8,707,589)	8,011,340
Income before Income Taxes	106,171,455	5,222,531	111,393,986	97,779,427

Income Tax Provision (Benefit)	19,647,898	(1,524,790)	18,123,108	10,111,877

Net Income	$86,523,557	$6,747,321	$93,270,878	$87,667,550
Less: Net income attributable to non-controlling interest	—	311,050	311,050	—
Net Income Attributable to Gentex Corporation	$86,523,557	$6,436,271	$92,959,828	$87,667,550

Earnings Per Share Attributable to Gentex Corporation(1)
Basic	$0.40	$0.03	$0.43	$0.39
Diluted	$0.40	$0.03	$0.43	$0.39

Cash Dividends Declared per Share			$0.120	$0.120

(1) Earnings Per Share has been adjusted to exclude the portion of net income allocated to participating securities as a result of share-based payment awards.

Exhibit 99.1

			GENTEX CORPORATION AND SUBSIDIARIES
			CONDENSED CONSOLIDATED STATEMENTS OF INCOME
	(Unaudited)		(Unaudited)
	Twelve Months Ended December 31, 2025		Twelve Months Ended December 31, 2025 and 2024
	Supplemental Information		Consolidated
	Gentex	VOXX	2025	2024
Net Sales	$2,267,070,341	$267,198,624	$2,534,268,965	$2,313,314,333

Cost of Goods Sold	1,479,671,267	187,888,758	1,667,560,025	1,542,224,143
Gross Profit	787,399,074	79,309,866	866,708,940	771,090,190

Engineering, Research & Development	185,259,104	18,000,652	203,259,756	181,475,221
Selling, General & Administrative	122,761,305	55,107,387	177,868,692	121,023,692
Severance Expense	10,432,974	1,211,764	11,644,738	—
Impairment Charges	—	—	—	8,864,704
Operating Expenses	318,453,383	74,319,803	392,773,186	311,363,617

Income from Operations	468,945,691	4,990,063	473,935,754	459,726,573

Other (Loss)/Income	(12,882,248)	8,909	(12,873,339)	12,487,110
Income Before Income Taxes	456,063,443	4,998,972	461,062,415	472,213,683

Income Tax Provision (Benefit)	77,348,873	(968,535)	76,380,338	67,725,940

Net Income	$378,714,570	$5,967,507	$384,682,077	$404,487,743
Less: Net loss attributable to non-controlling interest	—	(159,290)	(159,290)	—
Net Income Attributable to Gentex Corporation	$378,714,570	$6,126,797	$384,841,367	$404,487,743

Earnings Per Share Attributable to Gentex Corporation(1)
Basic	$1.71	$0.03	$1.74	$1.77
Diluted	$1.71	$0.03	$1.74	$1.76

Cash Dividends Declared per Share			$0.480	$0.480

(1) Earnings Per Share has been adjusted to exclude the portion of net income allocated to participating securities as a result of share-based payment awards.

Core Gentex (excluding VOXX) information is supplemental, for informational purposes, and is not a separate reportable segment.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2025	December 31, 2024
ASSETS
Cash and Cash Equivalents	$145,645,715	$233,318,766
Short-Term Investments	5,386,566	22,304,829
Accounts Receivable, net	368,517,569	295,344,353
Inventories	516,253,617	436,497,445
Other Current Assets	92,631,001	49,862,777
Total Current Assets	1,128,434,468	1,037,328,170

Plant and Equipment - Net	790,935,378	728,481,467

Goodwill	357,211,919	340,668,927
Long-Term Investments	272,975,939	339,604,044
Intangible Assets	189,341,387	195,157,160
Deferred Tax Asset	108,338,592	53,154,832
Patents and Other Assets	81,355,151	66,426,375
Total Other Assets	1,009,222,988	995,011,338

Total Assets	$2,928,592,834	$2,760,820,975

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$387,542,969	$252,692,676
Other Non-current Liabilities	49,209,006	36,028,644
Deferred Income Taxes	908,922	—
Redeemable Non-controlling Interest	3,102,213	—
Shareholders' Investment	2,487,829,724	2,467,950,655
Non-Controlling Interest	—	4,149,000
Total Liabilities, Redeemable Non-controlling interest, & Shareholders' Investment	$2,928,592,834	$2,760,820,975

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

In this press release, the Company has provided information regarding certain non-GAAP financial measures, which are reconciled to their closest GAAP financial measure in the following schedules. Use of the term "adjusted" or "excluding," as appropriate, in connection with a financial measure can identify and reflect a non-GAAP financial measure.

Non-GAAP Financial Measures: The Company has presented Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Expenses, and Adjusted Income from Operations as supplemental measures of the Company's performance. Current year Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Expenses, and Adjusted Income from Operations exclude certain purchase price adjustments pursuant to ASC 805, acquisition related costs, severance costs, and impairment charges set forth in the table below. Adjusted Gross Margin is defined as Adjusted Gross Profit divided by Net Sales.

			Twelve Months Ended December 31,
	Gentex	VOXX	Consolidated 2025	Consolidated 2024

Gross Profit - GAAP	$787,399,074	$79,309,866	$866,708,940	$771,090,190
Inventory purchase price step-up adjustments pursuance to ASC 805	$398,301	2,498,442	2,896,743	—
Adjusted Gross Profit - (Non-GAAP)	$787,797,375	$81,808,308	$869,605,683	$771,090,190

Gross Margin - GAAP	34.7%	29.7%	34.2%	33.3%
Adjusted Gross Margin - (Non-GAAP)	34.7%	30.6%	34.3%	33.3%

Operating Expenses - GAAP	318,453,383	74,319,803	392,773,186	311,363,617
Less:
Acquisition Related Costs	2,316,164	1,515,844	3,832,008	1,866,998
Severance Costs	10,432,974	1,211,764	11,644,738	—
Impairment Charges	—	—	—	8,864,704
Adjusted Operating Expenses - (Non-GAAP)	$305,704,245	$71,592,195	$377,296,440	$300,631,915

Income from Operations - GAAP	468,945,691	4,990,063	473,935,754	459,726,573
Inventory purchase price step-up adjustments pursuance to ASC 805	398,301	2,498,442	2,896,743	—
Acquisition Related Costs	2,316,164	1,515,844	3,832,008	1,866,998
Severance Costs	10,432,974	1,211,764	11,644,738	—
Impairment Charges	—	—	—	8,864,704
Adjusted Income from Operations - (Non-GAAP)	$482,093,130	$10,216,113	$492,309,243	$470,458,275

Exhibit 99.1
Adjusted Net Income and Adjusted Earnings per Diluted Share: Adjusted Net Income and Adjusted Earnings per Diluted Share are presented as supplemental measures of the Company's performance. Adjusted Net Income is defined as Net Income adjusted for purchase price adjustments pursuant to ASC 805, acquisition related costs, severance costs, and impairment charges during the twelve months ended December 31, 2025. Adjusted Earnings per Diluted Share is defined as Adjusted Net Income divided by weighted average diluted shares outstanding.

			Twelve Months Ended December 31,
	Gentex	VOXX	2025 Consolidated	2024 Consolidated

Net Income Attributable to Gentex Corporation - GAAP	$378,714,570	$6,126,797	$384,841,367	$404,487,743
Inventory purchase price step-up adjustments pursuance to ASC 805, net of tax (1)	332,183	2,083,701	2,415,884	—
Acquisition Related Costs, net of tax (1)	1,931,681	1,264,214	3,195,895	1,600,017
Severance Costs, net of tax (1)	8,701,100	1,010,611	9,711,711	—
Impairment Charges, net of tax (1)	—	—	—	7,597,051
Adjusted Net Income Attributable to Gentex Corporation - (Non-GAAP)	$389,679,534	$10,485,323	$400,164,857	$413,684,811

Adjusted Earnings Per Share:
Basic	$1.76	$0.05	$1.81	$1.81
Diluted	$1.76	$0.05	$1.81	$1.81

(1) Tax effect adjustments are made using the Company's effective tax rate and such rate reasonably reflects the tax effects of applicable adjustments.

The Company believes that the presentation of the foregoing non-GAAP financial measures provides insight into the Company's core performance and trends with respect to the same. Management of the Company similarly uses such non-GAAP financial measures in assessing the business internally.